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09.03.03

- For internal use only -

Permanent Capital Plan Approved

Each of the company's four proposals for consideration at the joint special meeting of the shareholders of Journal Communications and the unitholders of the Journal Employees' Stock Trust ("JESTA") has been approved. Chairman and CEO Steve Smith made the announcement today at the joint special meeting of shareholders and unitholders.

For those who were unable to attend the joint special meeting, here are the results: The votes for approval ranged from 87% to 98.7% of the vote required on the four proposals. The proposal to amend and terminate the Journal Employees' Stock Trust, which required approval by 66 2/3% of units held by active employee unitholders, was supported by more than 87% of the units held by active employees.

The proposals included votes to allow each unit of beneficial interest in JESTA to be exchanged for three shares of class B stock, and then for the amendment and termination of JESTA.

The JESTA trustees also have approved the amendment and termination of JESTA. The company will proceed with the permanent capital plan, including an initial public offering of newly issued shares of class A common stock, as soon as the board of directors deems advisable.


Employee Shareholder Representative

Also at the special meeting, Todd Rydzewski, a Norlight Telecommunications representative to the Unitholders Council and the chair of the council's Stock and Business Committee, announced that council members are accepting written nominations to select an employee who best exemplifies our entrepreneurial employee-ownership spirit.

The selected employee will travel to New York City for the first day of stock trading and participate in activities at the New York Stock Exchange.